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                                                                     EXHIBIT 5.1



February 6, 2001

Esperion Therapeutics, Inc.
3621 S. State Street, 695 KMS Place
Ann Arbor, MI 48108

Ladies and Gentlemen:

We have acted as counsel to Esperion Therapeutics, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed pursuant to the Securities Act of 1933, as amended (the "Act"), and relating to 2,425,490 shares (the "Shares") of the Company's Common Stock, $0.001 par value per share (the "Common Stock"). The Shares covered by this Registration Statement will be issued pursuant to the Esperion Therapeutics, Inc. 2000 Equity Compensation Plan and the 1998 Stock Option Plan (together, the "Plans").

We have examined the Registration Statement and such corporate records, statutes and other documents as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with originals of documents submitted to us as copies thereof.

Based on the foregoing, it is our opinion that, when issued and delivered in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


MORGAN, LEWIS & BOCKIUS LLP